Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sunrun Inc. pertaining to the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and the Vivint Solar, Inc. 2014 Equity Incentive Plan of our reports dated March 10, 2020, with respect to the consolidated financial statements of Vivint Solar, Inc., and the effectiveness of internal control over financial reporting of Vivint Solar, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

October 8, 2020